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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                OFFICEMAX, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N/A
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                                [OfficeMax Logo]

                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 1999

                      ------------------------------------

To Our Shareholders:

     Notice is hereby given that the 1999 Annual Meeting of Shareholders of OfficeMax, Inc., an Ohio corporation (the "Company"), will be held at the Company's International Headquarters, 3605 Warrensville Center Road, Shaker Heights, Ohio 44122 on Thursday, May 13, 1999, at 10:00 a.m., local time. At the meeting, shareholders will act on the following matters:

     (1) Election of three Directors, each to serve a term of two years or until his successor is duly elected and qualified; and

     (2) Any other matters that properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on March 26, 1999 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                            By Order of the Board of Directors,
                                            /s/ Ross H. Pollock
                                            Ross H. Pollock
                                            Secretary

April 8, 1999
Shaker Heights, Ohio

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED ENVELOPE. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

                                 OfficeMax Logo

                         3605 Warrensville Center Road
                           Shaker Heights, Ohio 44122

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of OfficeMax, Inc., an Ohio corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Thursday, May 13, 1999, at the Company's International Headquarters, 3605 Warrensville Center Road, Shaker Heights, Ohio 44122, at 10:00 a.m., local time, and at any adjournment or postponement thereof. This statement and the accompanying proxy, together with the Company's Annual Report to Shareholders for the fiscal year ended January 23, 1999, are being mailed to shareholders on or about April 8, 1999.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the Company's annual meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of Directors. In addition, the Company's management will report on the performance of the Company during fiscal 1998 and respond to questions from shareholders.

WHO IS ENTITLED TO VOTE?

     Only shareholders of record at the close of business on the record date, March 26, 1999, are entitled to receive notice of the annual meeting and to vote the common shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

WHO CAN ATTEND THE MEETING?

     All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 9:00 a.m.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 114,149,353 common shares of the Company were outstanding, each of which is entitled to one vote at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to the Company's transfer agent and registrar, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person or you may vote in person. "Street name" shareholders who wish to vote at the meeting must obtain a proxy from the institution that holds their shares.

CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

HOW DO I VOTE MY 401(k) SHARES?

     If you participate in the Company's 401(k) Savings Plan, you will receive a proxy card which will include the number of common shares equivalent to the value of the interest credited to your account. If you complete and properly sign the proxy card and return it by May 10, 1999, the trustee of the plan will vote your shares in accordance with your duly executed proxy. If you do not return your proxy, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which timely proxies were delivered.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation for each item is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

     - FOR election of the nominated slate of Directors (see pages 4 and 5).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors, or if no recommendation is given, using their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     - Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of Directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     - Other Items. For each other item, if any, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as to each beneficial owner of more than five percent of the Company's common shares, information regarding common shares owned at December 31, 1998.

                                                                NUMBER OF
                                                              COMMON SHARES
                                                              BENEFICIALLY     PERCENT
                  NAME OF BENEFICIAL OWNER                        OWNED        OF CLASS
                  ------------------------                    -------------    --------
Putnam Investments, Inc.....................................   9,856,743(1)        8.6%
  One Post Office Square
  Boston, Massachusetts 02109

     -------------------------

     (1) Based on information obtained from a Schedule 13G filed by Putnam Investments, Inc. with the Securities and Exchange Commission on or about January 26, 1999. Of the 9,856,743 shares shown as beneficially owned by Putnam Investments, Inc.: (i) 8,170,398 shares are beneficially owned by Putnam Investment Management, Inc.; and (ii) 1,686,345 shares are beneficially owned by The Putnam Advisory Company, Inc. as a result of acting as investment manager of institutional accounts.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as to each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group, information regarding the amount and nature of common shares beneficially owned (unless otherwise indicated) at March 26, 1999.

                                                             NUMBER OF
                                                           COMMON SHARES    ACQUIRABLE
                                                           BENEFICIALLY     WITHIN 60     PERCENT
                          NAME                             OWNED (1)(2)      DAYS (3)     OF CLASS
                          ----                             -------------    ----------    --------
Michael Feuer............................................    2,214,543      1,482,916        3.2%
Carl D. Glickman.........................................       60,051             --          *
Sydell L. Miller.........................................       33,880             --          *
James F. McCann..........................................       28,280             --          *
Burnett W. Donoho........................................       15,293             --          *
Raymond L. Bank..........................................       15,019             --          *
Ivan J. Winfield.........................................        5,248             --          *
John C. Martin...........................................      111,310        241,171          *
Edward L. Cornell........................................       55,713        225,462          *
Jeffrey L. Rutherford....................................        7,256         50,000          *
Mark L. Keschl...........................................      108,488        136,417          *
  All executive officers and Directors as a Group (12
     persons)............................................    2,499,890      2,155,966        4.2%

---------------

 * Less than 1%

(1) The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Certain of the Company's executive officers disclaim beneficial ownership of some of the shares included in the table as follows:

        - Mr. Feuer -- 3,225 shares owned by a trust for the benefit of Mr. Feuer's son and 3,000 shares owned by a trust for the benefit of Mr. Feuer's daughter, as to each of which trust Mr. Feuer's wife is the trustee, and 1,500 shares owned directly by his wife; and

        - Mr. Martin -- 1,800 shares owned by Mr. Martin's son.

(2) For executive officers, the number of shares includes interests in the Company's 401(k) Plan with respect to which participants have voting power but no investment rights: Mr. Feuer -- 850 shares; Mr. Martin -- 642 shares; Mr. Cornell -- 477 shares; Mr. Rutherford -- no shares; Mr. Keschl -- 265 shares; and all current executive officers as a group 2,345 shares.

(3) Reflects the number of shares that could be purchased by exercise of options available at March 26, 1999 or within 60 days thereafter under the Company's Equity-Based Award Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors to file reports of beneficial ownership and changes in beneficial ownership with the SEC and the New York Stock Exchange. The Company believes that during the period from January 25, 1998 through January 23, 1999, its executive officers and Directors complied with all applicable Section 16(a) filing requirements. This conclusion is based solely on a review of the copies of such forms furnished to the Company in accordance with SEC regulations and certain written representations received by the Company from its executive officers and Directors.

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Company's Board of Directors (the "Board") currently consists of seven members, divided into one class of three members and one class of four members. At the meeting, common shares represented by proxies, unless otherwise specified, will be voted for the election of the three nominees hereinafter named, each to serve for a term of two years or until his successor is duly elected and qualified. If any nominee should not be available for election, the proxies will be voted for the election of such substitute nominee as the Board may propose. Proxies may not be voted at the annual meeting for more than three persons.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL THREE NOMINEES.

     Listed below is the name of each person nominated for election as a Director of the Company (each is currently a Director of the Company), each Director's age, his principal occupation, membership on the board of directors of other public companies (which is shown parenthetically), the year in which he first became a Director of the Company and the year in which each Director's term as a Director will expire:

             NOMINEES STANDING FOR ELECTION FOR TERM EXPIRING 2001

                                                                            DIRECTOR     TERM
        NAME          AGE             PRINCIPAL OCCUPATION (1)               SINCE      EXPIRES
        ----          ---             ------------------------              --------    -------
Raymond L. Bank       45     President and Chief Operating Officer of         1994       1999
                             Merchant Development Corporation, a venture
                             capital and buy-out firm focusing on
                             consumer retail, direct marketing and
                             service companies (Regency Realty, Inc.)
Michael Feuer         54     Chairman and Chief Executive Officer of the      1988       1999
                             Company
Carl D. Glickman      72     President, The Glickman Organization, a          1995       1999
                             private investing firm (The Bear Stearns
                             Companies, Inc., Alliance Tire & Rubber
                             Company Ltd., Jerusalem Economic
                             Corporation Ltd., Lexington Corporate
                             Properties Trust, Kualacare, Inc. and
                             Infutech Inc.)

                         DIRECTORS CONTINUING IN OFFICE

                                                                            DIRECTOR     TERM
        NAME          AGE             PRINCIPAL OCCUPATION (1)               SINCE      EXPIRES
        ----          ---             ------------------------              --------    -------
Burnett W. Donoho     59     Chairman and Chief Executive Officer of          1995       2000
                             Club Sports International, a privately held
                             group of up-scale health clubs and spas;
                             former Vice Chairman, Chief Operating
                             Officer of Macy's East, a chain of 60
                             department stores and a then division of
                             R.H. Macy & Co., Inc.; former Vice Chairman
                             and Chief Operating Officer of Montgomery
                             Ward & Co., Inc., a major retailer (Gtech
                             Corporation)
James F. McCann       47     President of 1-800-FLOWERS, Inc., a              1996       2000
                             national retail florist (Gateway 2000, Inc.
                             and Petco Animal Supplies, Inc.)
Sydell L. Miller      61     Private investor and consultant; former          1994       2000
                             Chairman of the Board and Chief Executive
                             Officer of Matrix Essentials, Inc., a
                             subsidiary of Bristol-Myers Squibb Company
Ivan J. Winfield      65     Retired Managing Partner of Coopers &            1998       2000
                             Lybrand; currently Associate Professor at
                             Baldwin-Wallace College, Cleveland, Ohio;
                             and Business Consultant (Boykin Lodging
                             Co., HMI Industries, Inc., Rainbow Rentals,
                             Inc. and International Total Services,
                             Inc.)

---------------

(1) Each of the foregoing, except Ms. Miller and Messrs. Bank, Donoho and Winfield, either has had the positions shown or has had other executive positions with the same employer for more than five years. Ms. Miller has been a private investor and consultant since September 1995. Prior to September 1995, Ms. Miller served as Chairman of the Board and Chief Executive Officer of Matrix Essentials, Inc., a manufacturer of professional hair care, skin care and cosmetic products and a subsidiary of Bristol-Myers Squibb Company. Mr. Bank has held his current position since July 1994. In addition, since 1991, Mr. Bank has also served as President of Raymond L. Bank & Associates, a retail and direct marketing consulting firm. From April 1992 until October 1992, Mr. Bank served as Vice President, New Business Development for QVC Network, Inc. and from June 1984 until December 1991, Mr. Bank served as an Associate, Special Partner and General Partner of New Enterprise Associates, a venture capital firm. Mr. Bank also served as a Director of the Company from May 1990 until the acquisition by Kmart Corporation of 92.7% of the Company in November 1991. For approximately 11 months in 1997, Mr. Donoho served as Vice Chairman and Chief Operating Officer of Montgomery Ward & Co., Inc. Mr. Donoho was an independent retail consultant from January 1995 to February 1997. Mr. Donoho served as Vice Chairman, Chief Operating Officer of Macy's East, a chain of 60 department stores and a then division of R.H. Macy & Co., Inc. from July 1992 until December 1994. Mr. Winfield has held his current position since September 1995. From 1970 until October 1994, Mr. Winfield was a partner with the accounting firm of Coopers & Lybrand. Mr. Winfield served as a Managing Partner of Coopers & Lybrand from July 1978 to October 1994.

MEETINGS AND COMMITTEES OF THE BOARD

     During the fiscal year ended January 23, 1999, the Company's Board of Directors held six meetings. Each Director attended at least 75% of the meetings of the Board of Directors and committees on which he or she served, except Mr. Donoho who was able to attend 50% of the meetings because of previous travel commitments; however, Mr. Feuer and other members of senior management discussed each agenda item with Mr. Donoho both before and after each meeting that he was unable to attend.

     Messrs. Winfield (Chairman), Bank, Donoho and Glickman are the current members of the Board's Audit Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to the Company's annual audit, accounting policies, financial reporting and internal controls. The Audit Committee met twice and consulted informally on other occasions during the last fiscal year.

     Messrs. Glickman (Chairman) and Bank and Ms. Miller are the current members of the Board's Compensation Committee, which is empowered to exercise all powers and authority of the Board of Directors with respect to compensation of the officers of the Company. The Compensation Committee met twice and consulted informally on other occasions during the last fiscal year.

     The Company's Board of Directors does not have a nominating committee.

COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of the Company receive an annual retainer fee of $25,000 payable in restricted common shares of the Company, and a fee of $1,000 for each quarterly meeting of the Board attended and a fee of $500 for each Committee meeting of the Board attended, each of which is payable in common shares of the Company.

                             EXECUTIVE COMPENSATION

     The following Compensation Committee Report and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report or the performance graph by reference therein.

COMPENSATION COMMITTEE REPORT

     The Company's compensation program is administered by the Compensation Committee of the Board of Directors which has responsibility for reviewing all aspects of compensation paid by the Company to its executive officers. The Compensation Committee is comprised of the three Directors listed at the end of this report.

     The Compensation Committee's primary objective with respect to executive compensation is to work with senior management of the Company to establish programs which attract and retain key managers and align their compensation with the Company's overall business strategies, values and performance. To this end, the Compensation Committee has adopted an executive compensation philosophy which includes the following considerations:

        - A "pay-for-performance" orientation that differentiates compensation based on corporate and individual performance;

        - An emphasis on equity incentives as a significant component of total compensation in order to align the interests of Company executives closely with the long-term interests of shareholders;

        - An emphasis on total compensation versus cash salary compensation, under which base salaries are generally set at or somewhat below competitive levels, but which motivates and rewards Company executives with total compensation (including year-end bonuses) at or above competitive levels if Company and individual performance reach predetermined objectives;

        - Recognition that, as an executive's level of responsibility increases, a greater portion of his or her total compensation opportunity should be based on equity and other performance incentives and less on monthly salary; and

        - An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives and encourages share ownership and capital accumulation.

     The primary components of the Company's executive compensation program are:
(i) base salaries; (ii) annual bonuses; and (iii) long-term equity incentive opportunities. Each component of compensation is discussed below:

     Base Salaries. Base salaries for Company executives are subject to annual review and adjustment on the basis of individual and Company performance, level of responsibility, and competitive, inflationary, and internal equity considerations. The Compensation Committee generally attempts to set base salaries of executive officers at a level which is at or below the "market" rate, as determined from information gathered by the Company from independent compensation consulting firms and published surveys. With respect to the $950,000 base salary established for Mr. Feuer in May 1997, the Compensation Committee took into account the factors described above for other executive officers as well as Mr. Feuer's expanded responsibilities associated with the Company's rapid growth and the Company reaching or exceeding each of its financial strategies and objectives for fiscal 1997. Although Mr. Feuer was offered a salary increase for fiscal 1998, Mr. Feuer chose to forego an increase in his salary and instead chose to receive more stock options than he would have been granted if he had accepted a salary increase. This arrangement serves to continue to align Mr. Feuer's interest with the long-term interests of the Company's shareholders.

     Annual Bonuses. Under the Company's Annual Incentive Bonus Plan, Company executives are eligible to receive annual cash bonus awards to focus attention on and provide a reward for achieving key individual and Company goals. Target incentive bonus amounts for executives are established at the beginning of each year either as a dollar amount or a percentage of the executive's salary, depending upon each executive's level of responsibility and function. Performance objectives are established for the Company at the beginning of each fiscal year, and are designed to provide competitive bonuses on a "pay-for-performance" basis. In the past, these objectives have included specific targets for both earnings growth and overall profitability. In addition, individual performance objectives are established for each executive, which include both specific performance goals and other more qualitative and developmental criteria. The actual amount of bonus payable is generally expressed as a percentage of the executive's base salary and will vary depending on the extent to which Company and individual performance goals have been achieved.

     Following the completion of each fiscal year, bonuses for executives are paid based on two parameters: first, the Company must reach its minimum established earnings before interest and taxes (EBIT) target, and second, the executive must reach his or her personal performance objectives. In fiscal 1998, the Company exceeded the EBIT target established by the Compensation Committee. Accordingly, bonuses were awarded to officers and other management level associates for fiscal 1998, based on if an individual achieved his or her primary personal performance objectives.

     Prior to the beginning of each fiscal year, all executives are required to designate at least 20%, and may elect to designate up to 100%, of their annual bonus to purchase restricted shares in accordance with the terms and conditions of the Company's Management Share Purchase Plan (the "Management Share Purchase Plan").

     Long-Term Equity Incentives. The Company endeavors to foster an ownership culture that encourages superior performance by its executive officers, and has adopted the Equity-Based Award Plan to provide for common share ownership at all levels of the Company. Pursuant to the Equity-Based Award Plan, the types of awards that can be made range from ordinary stock options to grants of restricted stock and stock appreciation rights.

     The Company intends to make annual grants of equity awards to its management personnel, including its executive officers. This annual grant program is designed to provide Company managers, over a number of years, with multiple stock options and related equity incentives. Each stock option will be granted with an exercise price equal to the fair market of the common shares at the time of grant. Individual option grants are determined by the Compensation Committee based on a manager's current performance, potential for future responsibility, and salary multiples designed to increase the portion of the total compensation opportunity represented by equity incentives as a manager's level of responsibility increases. The Compensation Committee intends to place substantial emphasis on equity awards as a percentage of total compensation, consistent with its philosophy that equity awards more closely align the interests of Company managers with the long-term interests of shareholders.

     The annual grant of stock options to senior management personnel, including executive officers, was approved by the Compensation Committee at the beginning of fiscal 1998. These options vest in equal increments over a four-year period from the date of grant. The annual grant of options is designed to align the interests of the Company's senior management with those of the Company's shareholders and to reward the Company's senior managers for performance which directly increases shareholder value. In October 1998, the Compensation Committee granted additional stock options to management personnel, including executive officers, in order to provide long term incentives to retain key management personnel. These options vest on the earlier of: (i) the date at any time after October 9, 2000, on which the average daily closing price per share is at least $13.375 for 15 consecutive trading days; or (ii) October 9, 2001. In granting Mr. Feuer options in fiscal 1998, the Compensation Committee considered the fact that Mr. Feuer chose to receive more stock options in lieu of a salary increase and the degree to which Mr. Feuer's leadership is expected to affect the Company's future share price.

     Under the Management Share Purchase Plan, Company executives and other key employees of the Company designated by the Compensation Committee are required to designate in advance a minimum of 20%, and may designate up to 100%, of their annual bonuses for the purchase of restricted shares at a 20% discount from fair market value at the end of each fiscal year. Shares purchased under the Management Share Purchase Plan are generally subject to forfeiture for three years from the date of purchase. For fiscal 1998, Mr. Feuer and the other officers of the Company designated approximately $700,000 of the approximately $2,600,000 total bonus compensation payable to such executives for the purchase of restricted shares.

     Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and the four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee currently intends to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.

     The Board and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under
Section 162(m) will, in fact, satisfy such requirements.

     Conclusion. In conclusion, the Company's executive compensation program is designed to provide a significant link between total compensation and the Company's performance and long-term share price appreciation consistent with the compensation philosophies set forth above.

                                               Members of the Compensation
                                               Committee

                                               Carl D. Glickman (Chairman)
                                               Raymond L. Bank
                                               Sydell L. Miller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee is or has been an officer or employee of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                            ANNUAL COMPENSATION                COMPENSATION
                                      -------------------------------             AWARDS
                                                               OTHER     ------------------------    PAYOUTS      ALL
                                                              ANNUAL     RESTRICTED    SECURITIES    -------     OTHER
                                                              COMPEN-      STOCK       UNDERLYING     LTIP      COMPEN-
        NAME AND           FISCAL      SALARY      BONUS      SATION       AWARDS       OPTIONS      PAYOUTS    SATION
   PRINCIPAL POSITION      YEAR(1)      ($)         ($)         ($)        ($)(2)         (#)          ($)        ($)
   ------------------      -------    --------    --------    -------    ----------    ----------    -------    -------
Michael Feuer               1998      $950,000    $712,500      --        $73,101       700,000        --         --
Chairman and                1997      $851,923    $712,000      --             --       300,000        --         --
Chief Executive Officer     1996      $638,462          --      --        $48,344       300,000        --         --
John C. Martin              1998      $423,077    $239,275      --        $29,644       300,000        --         --
President, Retail Stores    1997      $375,481    $175,000      --             --       150,000        --         --
                            1996      $379,615          --      --        $10,321       225,000        --         --
Edward L. Cornell           1998      $274,785    $134,493      --        $11,222       125,000        --         --
Executive Vice President    1997      $259,998    $ 87,450      --             --        50,000        --         --
New Business Development    1996      $255,000          --      --             --       150,000        --         --
Jeffrey L. Rutherford(3)    1998      $253,462    $126,880      --        $41,143       275,000        --         --
Executive Vice President    1997      $158,173    $ 80,150      --             --        75,000        --         --
Chief Financial Officer     1996            --          --      --             --            --        --         --
Mark L. Keschl              1998      $228,077    $ 94,990      --        $16,872       125,000        --         --
Senior Vice President       1997      $203,463    $ 93,890      --             --        60,000        --         --
Real Estate                 1996      $183,615          --      --        $12,838        90,000        --         --

---------------

(1) Includes compensation earned, awarded or paid for the fiscal years ended January 23, 1999 (fiscal 1998), January 24, 1998 (fiscal 1997), and January 25, 1997 (fiscal 1996), respectively.

(2) Amounts shown reflect the difference between the closing market price for the common shares on the date of purchase and the purchase price paid by each of the named executive officers for the purchase of restricted shares under the Company's Management Share Purchase Plan. The aggregate restricted share holdings and values (net of consideration paid) at January 23, 1999 for the named executive officers are as follows: (i) Mr. Feuer-- 27,849 shares, $(40,100); (ii) Mr. Martin -- 8,336 shares, $(10,509); (iii) Mr.
    Cornell -- 1,911 shares, $(1,557); (iv) Mr. Rutherford -- 7,006 shares, $(5,710); and (v) Mr. Keschl -- 7,107 shares, $(10,577). With respect to the restricted shares so purchased, if employment is terminated by the executive (other than as a result of death, disability or retirement after age 65) or if employment is terminated by the Company for "cause" before the third anniversary of the purchase date, the executive will receive unrestricted shares having a value equal to the lesser of the current fair market value for the common shares or the price paid initially for such restricted shares. If the executive's employment is terminated by the Company without cause before the third anniversary of the purchase date, the executive will receive unrestricted shares, having a value equal to (i) the then current fair market value of a percentage of the restricted shares (based on the number of months of employment completed during the restricted period), plus
    (ii) as to the balance of the restricted shares the lesser in value of the restricted shares at their current fair market value or the price paid initially for such restricted shares. Dividends, if any, will be paid on restricted shares at the same rate as common shares.

(3) Mr. Rutherford joined the Company in February 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS (1)
                             ---------------------------------------------------
                                           PERCENT OF                              POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF    TOTAL OPTIONS                               ASSUMED ANNUAL RATES OF
                             SECURITIES    GRANTED TO                              STOCK PRICE APPRECIATION FOR
                             UNDERLYING     EMPLOYEES     EXERCISE                        OPTION TERM (3)
                              OPTIONS       IN FISCAL       PRICE     EXPIRATION   -----------------------------
           NAME              GRANTED(#)     YEAR (2)      ($/SHARE)      DATE          5%($)          10%($)
           ----              ----------   -------------   ---------   ----------   -------------   -------------
Michael Feuer..............   400,000         14.0%        $14.625     1/26/08      $3,679,034      $9,323,393
                              300,000                      $6.6875     10/9/08      $1,261,720      $3,197,446
John C. Martin.............   100,000          6.0%        $14.625     1/26/08      $  919,758      $2,330,848
                              200,000                      $6.6875     10/9/08      $  841,147      $2,131,631
Edward L. Cornell..........    50,000          2.5%        $14.625     1/26/08      $  459,879      $1,165,424
                               75,000                      $6.6875     10/9/08      $  315,430      $  799,361
Jeffrey L. Rutherford......   125,000          5.5%        $14.625     1/26/08      $1,149,698      $2,913,560
                              150,000                      $6.6875     10/9/08      $  630,860      $1,598,723
Mark L. Keschl.............    50,000          2.5%        $14.625     1/26/08      $  459,879      $1,165,424
                               75,000                      $6.6875     10/9/08      $  315,430      $  799,361

---------------

(1) Options granted on January 26, 1998, vest in four equal installments on January 26, 1999, 2000, 2001 and 2002. Options granted on October 9, 1998, vest on the earlier of: (i) the date at any time after October 9, 2000, on which the average daily closing price per share is at least $13.375 for 15 consecutive trading days; or (ii) October 9, 2001. The options are transferable to members of the executive's family, to a trust or trusts for the benefit of members of the executive's family or to a partnership or partnerships of members of the executive's family.

(2) Based on approximately 5,000,000 options granted to all employees during the fiscal year ended January 23, 1999.

(3) The dollar amounts under these columns are the result of the calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                      VALUE OF
                                                               NUMBER OF             UNEXERCISED
                                                              UNEXERCISED           IN-THE-MONEY
                                                              OPTIONS AT             OPTIONS AT
                                   SHARES                  JANUARY 23, 1999      JANUARY 23, 1999(1)
                                  ACQUIRED                -------------------    -------------------
                                     ON        VALUE         EXERCISABLE/           EXERCISABLE/
              NAME                EXERCISE    REALIZED       UNEXERCISABLE          UNEXERCISABLE
              ----                --------    --------    -------------------    -------------------
Michael Feuer...................    --          --        1,282,916/1,200,000    $449,046/$1,181,250
John C. Martin..................    --          --            166,171/625,000    $  530,626/$787,500
Edward L. Cornell...............    --          --            196,296/308,334    $  950,408/$295,313
Jeffrey L. Rutherford...........    --          --              9,375/340,625    $        0/$590,625
Mark L. Keschl..................    --          --            103,917/255,000    $  200,045/$295,313

---------------

(1) The value of unexercised in-the-money options is based on the difference between the fair market value of the Company's common shares on January 23, 1999 ($10.625) and the option exercise price.

EMPLOYMENT AGREEMENT

     The Company and Mr. Feuer executed an Amended and Restated Employment Agreement on October 13, 1998 (the "Employment Agreement"). The Employment Agreement provides for the employment of Mr. Feuer on a rolling five-year "evergreen" basis. Mr. Feuer's current salary is $950,000 per year and is subject to increase at the discretion of the Compensation Committee.

     If Mr. Feuer's employment is terminated for any reason (other than for "cause" or death), Mr. Feuer is entitled to payment of his base salary and bonus amounts equal to the greater of: (i) the bonus compensation paid or payable to him in respect of the fiscal year immediately preceding the fiscal year during which such termination occurred; or (ii) the average of the bonus compensation paid or payable to him in respect of the three fiscal years immediately preceding the fiscal year during which such termination occurred, plus continuation of all other rights and benefits, for the remainder of the term. The Employment Agreement also provides for the payment of a "gross-up" payment with respect to excise taxes on the foregoing payments. "Cause" is defined as fraud, commission of a felony or act that results in material injury to the business reputation of the Company, or willful and repeated failure to perform duties under, or a material breach of, the Employment Agreement.

     In the event of a material change in Mr. Feuer's position, duties or reporting relationship or a "change in control" of the Company, Mr. Feuer is entitled to terminate the agreement and to treat the termination as a termination by the Company without cause. "Change in control," as defined in the Employment Agreement, may occur when any person or group of commonly controlled persons controls 30% or more of the Company or any transaction results in a change in ownership of 30% or more of the outstanding common shares or a sale or disposition of all, or substantially all, of the Company's assets.

     The Employment Agreement also contains provisions prohibiting Mr. Feuer from competing with the Company, soliciting or hiring officers of the Company or disclosing confidential information of the Company during the term of the agreement, including any periods during which he is not providing services but is receiving salary and bonus payments under the Employment Agreement.

SEVERANCE AGREEMENTS

     To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company has entered into severance agreements with certain key executives, including each of the executive officers named in the Summary Compensation Table (other than Mr. Feuer). If there is a Change in Control (as that term is defined in the agreements) of the Company and the employment of the executive terminates under certain conditions described in the agreements at any time during the 24 months following the Change in Control, the executive will continue to receive the executive's monthly base pay for an agreed upon amount of time. Each agreement also contains a covenant by the executive not to compete with the Company for 12 months following termination of employment. If an executive violates the covenant not to compete, the executive is no longer entitled to receive the monthly severance payments described below.

     For Messrs. Martin, Rutherford and Keschl, the severance agreements provide that upon termination of employment by the Company (other than for Cause or Disability (as such terms are defined in the agreements)) or by the executive for Good Reason (as defined in the agreements), they will continue to receive their monthly base salary as of such date for (i) 24 months if such termination occurs within 24 months following a Change in Control or (ii) 12 months if such termination does not occur within 24 months of a Change in Control.

     For Mr. Cornell, the severance agreement provides that upon termination of employment by the Company (other than for Cause or Disability) or by the executive for Good Reason within 24 months following a Change in Control, he will continue to receive his monthly base salary as of such date for 12 months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In fiscal 1998, the Company provided collateralized loans to two of its executive officers, Messrs. Martin and Keschl, for the purpose of meeting margin calls with respect to their personal holdings of the Company's common shares. Interest is charged on these loans at the rate of 6% per annum. The largest aggregate amount of indebtedness for each of Messrs. Martin and Keschl was $165,000 and $232,000, respectively. As of March 26, 1999, Mr. Martin was not indebted to the Company and the outstanding principal amount of Mr. Keschl's loan was $52,000.

SHAREHOLDER PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return on the Company's common shares with the cumulative total return of the Standard & Poor's Composite--500 Stock Index and an index based on a "line of business" peer group of companies consisting of Office Depot, Inc. and Staples, Inc. The graph assumes in each case an initial investment of $100 on November 1, 1994 (the date of the Company's initial public offering), with the peer group investment weighted on the basis of market capitalization at November 1, 1994.

                                                     OFFICEMAX, INC.               PEER GROUP                    S&P 500
                                                     ---------------               ----------                    -------
Nov-94                                                     100                         100                         100
Jan-95                                                     136                         105                         100
Jan-96                                                     180                         103                         133
Jan-97                                                     147                         123                         167
Jan-98                                                     171                         137                         213
Jan-99                                                     129                         286                         277

                              INDEPENDENT AUDITORS

     Representatives of PricewaterhouseCoopers LLP, the Company's current independent auditors, are expected to be present at the meeting with the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                             ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Shareholder proposals must be received at the Company's headquarters, 3605 Warrensville Center Road, Shaker Heights, Ohio 44122, Attention: Senior Vice President, General Counsel and Secretary, on or before December 9, 1999 in order to be included in the proxy material relating to the 2000 Annual Meeting of Shareholders. In addition, if the Company is not provided with written notice of a shareholder proposal on or before February 22, 2000, proxies solicited by the Board of Directors for the 2000 Annual Meeting of Shareholders will confer discretionary authority to vote on the shareholder proposal if presented at such Annual Meeting. In order to prevent any question as to the date on which a proposal was received by the Company, it is suggested that proposals be submitted by Certified Mail-Return Receipt Requested.

PROXY SOLICITATION COSTS

     The solicitation of proxies is made by and on behalf of the Board of Directors. The Company has retained Corporate Investor Communications, Inc. ("CIC") at an estimated cost of $5,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to solicitation by mail, CIC and regular employees of the Company may solicit proxies by telephone, or by facsimile. Proxies may be solicited by Directors, officers and employees of the Company without additional compensation. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of shares.

                                          By Order of the Board of Directors,

                                          /s/ Ross H. Pollock
                                          -----------------------------------
                                          Ross H. Pollock
                                          Secretary

April 8, 1998

P                                    OFFICEMAX, INC.
R
O                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
X                           THE COMPANY FOR THE ANNUAL MEETING
Y                                      MAY 13, 1999

     The undersigned constitutes and appoints Michael Feuer, Jeffrey L. Rutherford and Ross H. Pollock, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of shareholders of OfficeMax, Inc. to be held at the Company's International Headquarters, 3605 Warrensville Center Road, Shaker Heights, Ohio, on Thursday, May 13, 1999 at 10:00 a.m. (local time) and at any adjournments thereof, on all matters coming before said meeting.

     Election of Directors, Nominees:          (change of address)
     Raymond L. Bank, Michael Feuer and        ---------------------------------
     Carl D. Glickman                          ---------------------------------
                                               ---------------------------------
     *To withhold authority to vote for        ---------------------------------
      any individual nominee, write that       (If you have written in the above
      nominee's name where indicated on        space, please mark the
      the reverse side.                        corresponding box on the reverse
                                               side of this card.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

                                                                     SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------
                                  DETACH CARD

[X] PLEASE MARK YOUR                                                        0925
    VOTES AS IN THIS
    EXAMPLE.

                              FOR       WITHHELD

1. Election of Directors      [ ]         [ ]
  (see reverse)

For, except vote withheld from the following nominee(s):

  ------------------------------------------------------------------------------

Please check if you have
indicated a change of address
on the reverse side.                      [ ]

Please check if you plan on
attending the annual meeting.             [ ]

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                        ----------------------------------------

                                        ----------------------------------------
                                         SIGNATURE(S)               DATE

--------------------------------------------------------------------------------
                                  DETACH CARD